                                                                      Exhibit 11

                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES


                Statement re computation of per share earnings

                Statement of Computations of Earnings per Share


                                 For the Year
                               Ended December 31
                          ---------------------------
                           1996      1995       1994
                          ---------------------------

Net Earnings              $11,730   $10,687   $ 9,904
                          =======   =======   =======

Average common shares
 outstanding
                           15,040    15,040*   15,040*
                          =======   =======   =======


Earnings per share of
 common stock
                          $   .78   $   .71*  $   .66*
                          =======   =======   =======



         *Adjusted for a 2 for 1 stock split-up effective May 22, 1996